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CIT ANNOUNCES SUCCESSFUL COMPLETION OF TENDER OFFER
FOR EDUCATION LENDING GROUP

New York, NY, February 14, 2005 — CIT Group Inc. (NYSE:CIT), a leading provider of commercial and consumer finance solutions, announced today that it successfully completed its cash tender offer for all outstanding shares of common stock of the Education Lending Group, Inc. (NASDAQ: EDLG). Approximately 98% percent of the outstanding shares of EDLG were tendered to CIT’s offer of $19.05 cash per share.

CIT’s tender offer for EDLG expired as scheduled on Friday, February 11, 2005. CIT was advised by the Bank of New York that a total of 17,763,921 EDLG shares, including shares tendered pursuant to guaranteed delivery procedures, were tendered and not withdrawn prior to the expiration of the tender offer. All validly tendered shares were accepted for purchase at a price of $19.05 net to the seller in cash without interest, in accordance with the terms of the tender offer, and payment for these shares will be made promptly. All necessary regulatory approvals for the transaction were obtained.

CIT intends to complete the acquisition of EDLG through a merger in which all EDLG shares not validly tendered into the tender offer will be converted into the right to receive $19.05 per share, net to the holder in cash without interest, subject to applicable appraisal rights. Following the merger, EDLG will become a wholly-owned subsidiary of CIT. Payment of the merger consideration will be made following the merger upon proper presentation of certificates formerly representing EDLG shares to the paying agent for the merger, together with a properly completed letter of transmittal. Transmittal materials will be sent to EDLG stockholders following the merger. Under applicable law, the proposed merger is not subject to the approval of the remaining stockholders of EDLG.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and component of the S&P 500, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City has approximately 5,800 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

About Education Lending Group:

Education Lending Group, Inc. is dedicated to providing full-service education funding solutions to students, parents, schools and alumni. With a dual emphasis on financial integrity and technology innovation, the company’s vision is to be the leader in delivering education finance products directly to customers in the medium of their choice. A member of the Russell 2000 ® index, Education Lending Group now maintains four subsidiary companies. These include Student Loan Xpress, Inc. (school marketing organization offering Federal PLUS, Stafford and Consolidation loans, and private loans), FinancialAid.com, LLC (online marketing channel guiding families through the college selection, scholarship application and education funding processes), Education Loan Servicing Corporation (providing education loan servicing solutions for families and schools nationwide), and Education Lending Services, Inc. (housing secondary market acquisition and loan holding entities).

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Forward Looking Statements:

All forward-looking statements contained in this document (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this document that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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